     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 2004
                                                  Registration No. 333-
                                                                   --------
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION
               (Exact name of registrant as specified in charter)

                Maryland                             22-1897375
   (State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)                 Identification No.)
             Juniper Business Plaza, Suite 3-C, 3499 Route 9 North,
                           Freehold, New Jersey 07728
                                  732-577-9996
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  Anna T. Chew
             Juniper Business Plaza, Suite 3-C, 3499 Route 9 North,
                           Freehold, New Jersey 07728
                                  732-577-9996
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------
                                   Copies to:
                                 Gary D. Gilson
                       Blackwell Sanders Peper Martin, LLP
                               Two Pershing Square
                          2300 Main Street, Suite 1000
                           Kansas City, Missouri 64108
                             ----------------------
        Approximate date of commencement of proposed sale to the public:
      From time to time after the Registration Statement becomes effective
                             ----------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            _________________________
                         Calculation of Registration Fee
==================================================================================================
Title of each class of                        Proposed             Proposed
   securities to be      Amount to be      maximum offering    maximum aggregate     Amount of
      registered          registered      price per share (1)  offering price (1) registration fee
--------------------------------------------------------------------------------------------------
     Common Stock       500,000 shares          $9.25             $4,625,000           $586
==================================================================================================
(1)  Estimated  solely for the purpose of calculating  the  registration  fee in accordance  with Rule 457(c) under the Securities Act of 1933. The proposed maximum  offering  price per share is based on the  average of the high and low sales prices of the  Registrant's  Common  Stock on March 11, 2004,  as
     reported by the Nasdaq Stock  Market.
The registrant hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the registrant  shall file a further amendment which specifically  states that this Registration  Statement shall  thereafter  become  effective  in  accordance  with  Section  8(a) of the
Securities  Act of  1933 or  until  this  Registration  Statement  shall  become effective on such date as the Commission,  acting pursuant to said Section 8(a), may determine.
================================================================================

The  information  in this  prospectus is not complete and may be changed.  These securities  may not be sold  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to  sell  these  securities  and it is not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

                              Subject to Completion
                   Preliminary Prospectus dated March 12, 2004

PROSPECTUS

                                 500,000 Shares

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION

                                  Common Stock
                            ________________________

     This  prospectus  relates to 250,000 shares of our common stock,  par value
$.01 per share  ("Common  Stock") that may be offered by  TIAA-CREF  Real Estate
Securities  Fund and 250,000  shares of Common Stock that may be offered by TIAA
Life Real  Estate  Securities  Fund,  from time to time in  transactions  on the
Nasdaq Stock Market, in privately negotiated  transactions or otherwise at fixed prices or prices which may be changed,  at market prices  prevailing at the time of the sale, at prices  related to market  prices  prevailing at the time of the sale, or at negotiated  prices.  TIAA-CREF Real Estate  Securities Fund and TIAA
Life Real Estate Fund are  collectively  referred to in this  prospectus  as the
"Selling  Shareholders."  The Selling  Shareholders  originally  purchased these shares from United Mobile Homes, Inc., in a transaction exempt from registration under the Securities Act.

     We will not receive any of the proceeds  from the sale of the shares by the
Selling  Shareholders.  All proceeds  will go to the Selling  Shareholders.  All expenses of  registration  incurred in  connection  with this offering are being borne  by us,  but all  selling  and  other  expenses  incurred  by the  Selling
Shareholders will be borne by the Selling Shareholders.

     Our Common  Stock is listed on the  Nasdaq  Stock  Market  under the symbol
"MNRTA." On March 11, 2004,  the closing price of our Common Stock on the Nasdaq
Stock Market was $9.29 a share.

     An investment in our Common Stock involves a high degree of risk. See "Risk
Factors" beginning on page 6 of this prospectus for a discussion of risk factors that you should consider in connection with an investment in our Common Stock.

     Neither the  Securities and Exchange  Commission  nor any state  securities commission has approved or  disapproved  of these  securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                            ________________________

                  The date of this prospectus is March 12, 2004

                                TABLE OF CONTENTS

                                       i

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration  statement that we filed with the
SEC  using  a  "shelf"  registration  process.  You  should  rely  only  on  the information  contained  in this  prospectus.  We have not  authorized  anyone to provide you with  information  different  from that which is  contained  in this prospectus.  The  information in this prospectus is accurate only as of the date of this prospectus,  regardless of the time of delivery of the prospectus or any sale of Common Stock.

     Under this process,  from time to time the Selling Shareholders may sell in one or more  offerings  up to 500,000  shares of our Common  Stock.  We will not receive any proceeds from any sale of Common Stock by the Selling  Shareholders.
You  should  read  this  prospectus  together  with the  additional  information described  under  the  heading  "Where  you Can Find More  Information"  in this prospectus.  The  registration  statement that contains this  prospectus and the exhibits to that registration statement contain additional important information about us and the Common Stock offered under this  prospectus.  Specifically,  we have filed certain legal documents that control the terms of the Common Stock as exhibits  to  the  registration  statement.  We may  file  certain  other  legal documents  that  control  the terms of the Common Sock as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC's website or at the SEC offices  mentioned  under the heading  "Where
You Can Find More  Information," or can be obtained by writing or telephoning us at the following address and telephone number:

                   Monmouth Real Estate Investment Corporation
                        Attention: Shareholder Relations
                            3499 Route 9 N, Suite 3-C
                             Juniper Business Plaza
                               Freehold, NJ 07728
                                 (732) 577-9996

     In this prospectus,  "we," "us," "our," "Monmouth," or the "Company" refers to Monmouth Real Estate Investment  Corporation,  together with its predecessors and subsidiaries unless the context requires otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a  registration  statement  under the Securities
Act with respect to the securities offered hereunder.  As permitted by the SEC's rules and regulations,  this prospectus does not contain all the information set forth in the  registration  statement.  For further  information  regarding  our company and our Common Stock, please refer to the registration statement and the contracts,  agreements and other documents filed as exhibits to the registration statement.  Additionally,  we file annual,  quarterly and special reports, proxy statements and other information with the SEC.

     You may read and copy all or any portion of the  registration  statement or any other materials that we file with the SEC at the SEC's public reference room at 450 Fifth  Street,  N.W.,  Washington,  D.C.  20549.  Please  call the SEC at
1-800-SEC-0330 for further  information on the

operation  of the  public  reference  rooms.  Our  SEC  filings,  including  the registration  statement,  are  also  available  to  you  on  the  SEC's  website
(http://www.sec.gov).  We also have a website  (www.mreic.com) through which you may access our recent SEC filings. In addition,  you may look at our SEC filings at the  offices  of the  Nasdaq  Stock  Market,  Inc.,  which is located at 1500
Broadway,  New York, New York 10036.  Our SEC filings are available  through the
Nasdaq Stock Market  because our Common Stock is listed and traded on the Nasdaq
Stock Market under the symbol "MNRTA".

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate  by reference" the information  contained in  documents  that we file with  them.  That  means we can  disclose  important information  to you  by  referring  you  to  those  documents.  The  information incorporated  by  reference is  considered  to be part of this  prospectus,  and information  that we  later  file  with the SEC will  automatically  update  and supersede this information.

     We  incorporate  by  reference  the  documents  listed below and any future filings we make with the SEC pursuant to Sections  13(a),  13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration  statement  that  contains  this  prospectus  and  before  all  the securities offered by this prospectus are sold.

        • Our 2003 Annual Report on Form 10-K, as filed with the SEC on December
          22, 2003.

        • Our  Quarterly  Report on Form 10-Q, as filed with the SEC on February
          13, 2004.

        • Our  Current  Report on Form 8-K, as filed with the SEC on January 21,
          2004.

        • Our Current  Report on Form 8-K, as filed with the SEC on February 25,
          2004.

        • The  description  of the our Common  Stock,  $.01 par value,  which is contained in a  registration  statement  filed under the Exchange Act, including our Current Report on Form 8-K, as filed with SEC on May 21,
          2003, that updates such description.

     You may request a free copy of these filings (other than  exhibits,  unless they are specifically  incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                   Monmouth Real Estate Investment Corporation
                        Attention: Shareholder Relations
                            3499 Route 9 N, Suite 3-C
                             Juniper Business Plaza
                               Freehold, NJ 07728
                                 (732) 577-9996

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION

     Monmouth  Real  Estate   Investment   Corporation   (the  "Company")  is  a
corporation operating as a qualified real estate investment trust ("REIT") under
Sections  856-860 of the  Internal  Revenue  Code (the  "Code"),  and intends to maintain its  qualification  as a REIT in the future.  As a qualified REIT, with limited  exceptions,  the Company  will not be taxed  under  Federal and certain state  income  tax  laws  at the  corporate  level  on  taxable  income  that it distributes to its shareholders. For special tax provisions applicable to REITs, refer to Sections 856-860 of the Code.

     The Company was incorporated in 1968 as a Delaware corporation.  On May 15,
2003, the Company changed its state of  incorporation  from Delaware to Maryland
(the  "Reincorporation").  The  Reincorporation  was  approved by the  Company's shareholders at the Company's annual meeting on May 6, 2003.

     The  Reincorporation  was  accomplished by the merger (the "Merger") of the
Delaware corporation with and into its wholly-owned subsidiary,  MREIC Maryland,
Inc., a Maryland  Corporation,  ("Monmouth  Maryland"),  which was the surviving corporation  in the Merger.  In connection  with the Merger,  Monmouth  Maryland changed its name to Monmouth Real Estate Investment Corporation.  As a result of the Merger each  outstanding  share of Class A common stock,  $.01 par value per share of the Delaware  corporation was converted into one share of common stock,
$.01 par value of the Maryland corporation.

     The Merger was accounted for as if it were a "pooling of interests"  rather than a purchase for financial  reporting and related  purposes,  with the result that the  historical  accounts of the Company and  Monmouth  Maryland  have been combined for all periods  presented.  Monmouth  Maryland has the same  business, properties,  directors,  management,  status as a real estate  investment  trust under the Code and principal executive offices as Monmouth Delaware.

     Currently, the Company derives its income primarily from real estate rental operations.  Rental and  occupancy  revenue was  $17,888,495,  $14,519,670,  and
$10,524,575 for the years ended September 30, 2003, 2002 and 2001, respectively.
Total assets were  $183,173,874  and  $149,011,493  as of September 30, 2003 and
2002,  respectively.  As of September  30, 2003,  the Company had  approximately
3,546,000 square feet of property, of which approximately 1,034,000 square feet,
or  29%,  is  leased  to  Federal  Express   Corporation  and  subsidiaries  and
approximately  274,000  square  feet,  or 8%, is leased to  Keebler  Company,  a subsidiary  of the  Kellogg  Company.  During  2003,  2002 and 2001  rental  and occupancy  charges from properties  leased to these companies  approximated 48%,
52% and 55%, respectively, of total rental and occupancy charges.

     At  September  30,  2003,  the  Company  had  investments  in  thirty-three properties.  These properties are located in New Jersey, New York, Pennsylvania,
North Carolina,  Mississippi,  Massachusetts,  Kansas, Iowa, Missouri, Illinois,
Michigan,  Nebraska, Florida, Virginia, Ohio, Connecticut,  Wisconsin,  Maryland
and Arizona.  All properties are managed by a management company. All properties are leased on a net basis except Monaca, Pennsylvania.

     The Company  competes  with other  investors in real estate for  attractive investment  opportunities.  These  investors  include other "equity" real estate investment  trusts,  limited  partnerships,  syndications and private investors, among others.  Competition in the market areas in which the Company  operates is significant and affects acquisitions and/or development of properties, occupancy levels,  rental rates, and operating expenses of certain properties.  Management has built  relationships  with merchant builders which provides the Company with investment opportunities which fit the Company's investment policy.

     The Company has a flexible investment policy  concentrating its investments in the area of net-leased  industrial  properties.  The Company's strategy is to obtain a favorable yield spread between the yield from the net-leased industrial properties  and  mortgage  interest  costs.  The Company  continues  to purchase net-leased  industrial  properties,  since  management  believes that there is a potential for long-term capital  appreciation  through investing in well-located industrial properties.  There is the risk that, on expiration of current leases, the  properties  can become  vacant or  re-leased  at lower  rents.  The results obtained by the Company by re-leasing the  properties  will depend on the market for industrial properties at that time.

     In  fiscal  2003,  the  Company   purchased  three  net-leased   industrial
properties for a total cost of  approximately  $26,200,000.  In fiscal 2004, the
Company  anticipates  acquisitions of approximately  $30,000,000.  The funds for these acquisitions may come from the Company's  available line of credit,  other bank borrowings, proceeds from the Dividend Reinvestment and Stock Purchase Plan and private placements.  To the extent that funds or appropriate  properties are not available, fewer acquisitions will be made. Because of the contingent nature of contracts to purchase real property,  the Company announces acquisitions only upon closing.

     The Company seeks to invest in  well-located,  modern  buildings  leased to credit worthy tenants on long-term leases. In management's opinion,  newly built facilities  leased to Federal Express  Corporation  ("FDX") or FDX  subsidiaries meet this criteria.  The Company has a concentration of properties leased to FDX and FDX subsidiaries.  This is a risk factor that shareholders  should consider.
FDX is a  publicly-owned  corporation and information on its financial  business operations is readily available to the Company's shareholders.

     The  Company is subject to various  environmental  regulatory  requirements related to the ownership of real estate.  Investments  in real property have the potential for environmental liability on the part of the owner of such property.
The  Company  is not  aware  of any  environmental  liabilities  to the  Company relating  to the  Company's  investment  properties  which would have a material adverse effect on the Company's business, assets, or results of operations.

     The Company  operates  as part of a group of three  public  companies  (all
REITs) which includes United Mobile Homes, Inc.,  Monmouth Capital  Corporation,
and Monmouth Real Estate Investment Corporation (the affiliated companies). Some general and  administrative  expenses are allocated between the three affiliated companies based on use or services  provided.  The Company  currently has eleven employees.  Allocations of salaries and benefits are made between the affiliated companies  based  on the  amount  of  the  employees'  time  dedicated  to  each affiliated company. The Company does not have an advisory contract; however, all of the properties  are managed by Cronheim  Management  Services,  a division of
David  Cronheim

Company.  In 1998,  the Company  entered  into a new  management  contract  with
Cronheim Management Services. Under this contract,  Cronheim Management Services receives 3% of gross rental income on certain  properties for  management  fees.
Cronheim  Management  Services provides  sub-agents as regional managers for the
Company's  properties and compensates them out of this management fee.  Cronheim
Management Services received $258,626,  $245,597 and $220,521, in 2003, 2002 and
2001, respectively, for the management of the properties. David Cronheim Company received  $14,377,  $20,194 and $26,708 in lease brokerage  commissions in 2003,
2002 and 2001, respectively.  Daniel Cronheim, a director of the Company, is the
Executive Vice President and General  Counsel of the David Cronheim  Company and
the President of Cronheim Management Services.

     The Company continues to invest in both debt and equity securities of other
REITs.  The Company from time to time may purchase  these  securities  on margin when  the  interest  and  dividend  yields  exceed  the cost of the  funds.  The securities  portfolio,  to the extent not pledged to secure borrowing,  provides the Company with liquidity and additional income. Such securities are subject to risk arising from adverse changes in market rates and prices, primarily interest rate risk relating to debt  securities  and equity price risk relating to equity securities.

     We are a Maryland corporation. Our executive offices are located at Juniper
Business Plaza, Suite 3-C, 3499 Route 9 North,  Freehold,  New Jersey 07728, and
our telephone number is (732) 577-9996. Additional information about the Company can be found  on the  Company's  website,  which is  located  at  www.mreic.com.
Information contained on our website is not a part of this prospectus.

     Recent Developments

     On  February  23,  2004,  the  Company  purchased  a  170,779  square  foot industrial  building in Tampa,  Florida,  from Regional  Development Group, Inc.
This industrial building is 100% leased to FedEx Ground Package System,  Inc., a subsidiary of Federal Express  Corporation,  under a net lease for 15 years. The purchase price was approximately $17,700,000. The Company paid cash of $400,000, borrowed  approximately  $4,500,000 against its security portfolio with Wachovia
Securities and obtained a mortgage of approximately $12,800,000. The mortgage is payable at an interest rate of 6.0% and is due in 2019.

                                  RISK FACTORS

     Set forth below are the risks that we believe are important to investors in our Common  Stock.  Before you decide to purchase our Common  Stock,  you should consider  carefully the risks  described  below,  together with the  information provided in the other parts of this  prospectus.  From time to time, we may make forward-looking  statements (within the meaning of Section 27A of the Securities
Act and Section 21F of the Exchange Act) in documents filed under the Securities
Act, the Exchange Act,  press  releases or other public  statements.  If we make forward-looking  statements,  we assume no obligation to update  forward-looking
statements.   Potential   investors   should  not  place   undue   reliance   on
forward-looking statements as they involve numerous risks and uncertainties that could cause  actual  results to differ  materially  from the  results  stated or implied in the forward-looking  statements. In addition to specific factors that may be disclosed simultaneously with any forward-looking  statement, some of the factors  related to us and our  businesses  that could cause  actual  results to differ  materially  from a  forward-looking  statement are set forth below,  and elsewhere in this prospectus and in the documents we incorporate by reference.

                           Real Estate Industry Risks

     We face risks  associated with local real estate  conditions in areas where we own properties.  We may be affected adversely by general economic  conditions and local real estate  conditions.  For example,  an  oversupply  of  industrial properties in a local area or a decline in the  attractiveness of our properties to tenants would have a negative effect on us.

     Other  factors that may affect  general  economic  conditions or local real estate conditions include:

        •  population and demographic trends;

        •  zoning, use and other regulatory restrictions;

        •  income tax laws;

        •  changes in interest rates and availability and costs of financing;

        •  competition from other available real estate;

        •  our ability to provide adequate maintenance and insurance; and

        •  increased operating costs, including insurance premiums and real estate taxes.

     We may  be  unable  to  compete  with  our  larger  competitors  and  other alternatives  available to tenants or potential  tenants of our properties.  The real estate business is highly competitive. We compete for properties with other real estate investors,  including other real estate investment  trusts,  limited partnerships,  syndications  and private  investors,  many of whom have  greater
financial  resources,   revenues,  and  geographical  diversity  than  we  have.
Furthermore,  we compete  for tenants  with other  property  owners.  All of our industrial  properties are subject to  significant  local  competition.  We also compete  with a wide variety of  institutions

and other  investors  for capital  funds  necessary  to support  our  investment activities and asset growth.

     We are subject to significant  regulation  that inhibits our activities and increases our costs. Local zoning and use laws, environmental statutes and other
governmental   requirements   may   restrict   expansion,   rehabilitation   and
reconstruction  activities.   These  regulations  may  prevent  us  from  taking
advantage of economic  opportunities.  Legislation  such as the  Americans  with
Disabilities Act may require us to modify our properties. Future legislation may impose  additional  requirements.  We cannot  predict what  requirements  may be enacted or what changes may be implemented to existing legislation.

                      Risks Associated with Our Properties

     We may be unable to renew leases or relet space as leases expire.  While we seek to invest in well-located, modern buildings leased to credit-worthy tenants on long term  leases,  a number of our  properties  are  subject  to short  term leases.  Currently we have an occupancy  rate of 96%.  When a lease  expires,  a tenant  may elect not to renew it. We may not be able to relet the  property  on similar terms, if we are able to relet the property at all. We have  established an annual  budget  for  renovation  and  reletting  expenses  that we believe is reasonable  in light of each  property's  operating  history  and  local  market characteristics.  This budget,  however,  may not be  sufficient  to cover these expenses.

     We have been and may continue to be affected negatively by tenant financial difficulties  and leasing delays. A general decline in the economy may result in a decline in the demand for industrial space. As a result, our tenants may delay
lease  commencement,   fail  to  make  rental  payments  when  due,  or  declare
bankruptcy.  Any such event could  result in the  termination  of that  tenant's lease and losses to us. We receive a substantial  portion of our income as rents under long-term  leases. If tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we, in our sole discretion, may deem it advisable  to modify lease terms to allow  tenants to pay a lower rental or a smaller share of operating costs, taxes and insurance.

     We may be unable to sell  properties when  appropriate  because real estate investments  are  illiquid.  Real estate  investments  generally  cannot be sold quickly  and,  therefore,  will tend to limit our  ability to vary our  property portfolio  promptly in response to changes in economic or other conditions.  The inability  to respond  promptly to changes in the  performance  of our  property portfolio  could adversely  affect our financial  condition and ability to serve debt and make distributions to our stockholders.

     We have a concentration of properties  leased to FDX and FDX  subsidiaries.
We could experience  losses should FDX experience  financial  difficulties  that cause it or its  subsidiaries  to fail to make  rental  payments  when due or to declare bankruptcy.  FDX is a publicly-owned  corporation and information on its financial business operations is readily available.

     Environmental liabilities could affect our profitability.  We face possible environmental  liabilities.  Current and former real estate owners and operators may be required by law to

investigate  and clean up hazardous  substances  released at the properties they own or operate.  They may also be liable to the  government  or to third parties for property damage,  investigation  costs and cleanup costs.  Contamination may affect  adversely the owner's  ability to sell or lease real estate or to borrow using the real estate as collateral.

     Environmental  laws  today can  impose  liability  on a  previous  owner or operator  of a  property  that owned or  operated  the  property  at a time when hazardous or toxic  substances were disposed on, or released from, the property.
A conveyance of the property,  therefore, does not relieve the owner or operator from liability.

     We  are  not  aware  of  any  environmental  liabilities  relating  to  our investment  properties  which  would  have  a  material  adverse  effect  on our business,  assets, or results of operations.  However, we cannot assure you that environmental liabilities will not arise in the future.

     If our insurance  coverage is  inadequate  or we cannot  obtain  acceptable insurance coverage,  our operations could be materially  adversely affected.  We generally  maintain  insurance  policies  related  to  our  business,  including casualty,  general liability and other policies  covering  business  operations, employees  and  assets.  We may be  required  to bear  all  losses  that are not adequately  covered by  insurance.  Although our  management  believes  that our insurance  programs are  adequate,  no  assurance  can be given that we will not incur  losses in excess of our  insurance  coverage,  or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

                                 Financing Risks

     We face risks  generally  associated with our debt. We finance a portion of our investments through debt. This debt creates risks, including:

        •  rising interest rates on our floating rate debt;

        •  failure to repay or refinance  existing debt as it matures, which may result in forced disposition of assets on disadvantageous terms;

        •  refinancing terms less favorable than the terms of existing debt; and

        •  failure to meet required payments of principal and/or interest.

     We face  risks  associated  with  the  use of  debt  to fund  acquisitions, including refinancing risk. We are subject to the risks normally associated with debt  financing,  including the risk that our cash flow will be  insufficient to meet required  payments of principal and interest.  We anticipate that a portion of the principal of our debt will not be repaid prior to maturity. Therefore, we will likely need to refinance at least a portion of our  outstanding  debt as it matures.  There is a risk that we may not be able to refinance  existing debt or that the terms of any  refinancing  will not be as favorable as the terms of the existing  debt.  If  principal  payments due at maturity  cannot be  refinanced, extended or repaid with proceeds from other sources,  such as new equity capital or sales of  properties,  our cash  flow  will not be  sufficient  to repay  all maturing  debt in years  when  significant  "balloon"  payments  come due.  As a result, we may be forced to dispose of properties on disadvantageous terms.

     We may amend our  business  policies  without your  approval.  Our board of
directors  determines  our  growth,   investment,   financing,   capitalization,
borrowing,  REIT status,  operations and  distributions  policies.  Although our board of  directors  has no present  intention  to amend or reverse any of these policies,  they may be  amended  or  revised  without  notice  to  stockholders.
Accordingly,  stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

                                   Other Risks

     The  market  value  of  our  Common  Stock  could  decrease  based  on  our performance and market perception and conditions. The market value of our Common
Stock  may be  based  primarily  upon  the  market's  perception  of our  growth potential and current and future cash  dividends,  and may be secondarily  based upon the real estate market value of our underlying  assets. The market price of our Common Stock is influenced  by the dividend on our Common Stock  relative to market  interest rates.  Rising interest rates may lead potential  buyers of our
Common Stock to expect a higher dividend rate,  which would adversely affect the market price of our Common  Stock.  In  addition,  rising  interest  rates would result in  increased  expense,  thereby  adversely  affecting  cash flow and our ability to service our indebtedness and pay dividends.

     There are restrictions on the transfer of our Common Stock. To maintain our qualification  as a REIT  under  the  Code,  no more  than  50% in  value of our outstanding capital stock may be owned,  actually or by attribution,  by five or fewer  individuals,  as defined in the Code to also  include  certain  entities, during the last half of a taxable  year.  Accordingly,  our  charter  and bylaws
contain   provisions   restricting  the  transfer  of  our  capital  stock.  See
"Description of Capital Stock - REIT Related Restrictions."

     Our earnings are dependent, in part, upon the performance of our investment portfolio.  As permitted by the Code,  we invest in and own  securities of other real estate investment trusts. To the extent that the value of those investments declines or those  investments  do not provide a return,  our earnings  could be adversely affected.

     We are  subject to  restrictions  that may  impede our  ability to effect a change in control.  Certain provisions  contained in our charter and bylaws, and certain  provisions of Maryland law may have the effect of  discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control.

     We may fail to qualify as a REIT.  If we fail to qualify as a REIT, we will not be allowed to deduct  distributions to stockholders in computing our taxable income and will be  subject to Federal  income  tax,  including  any  applicable alternative  minimum tax, at regular  corporate rates. In addition,  we might be
barred   from   qualification   as  a  REIT   for  the  four   years   following
disqualification.  The additional tax incurred at regular  corporate rates would reduce  significantly  the cash flow available for  distribution to stockholders and for debt service.

     Furthermore,  we would no longer be required to make any  distributions  to our  stockholders as a condition to REIT  qualification.  Any  distributions  to stockholders  that  otherwise  would have been  subject  to tax as capital  gain dividends  would be taxable as dividend

income to the extent of our current and accumulated  earnings and profits.  With respect to our individual stockholders, any dividends paid by us if we ceased to be treated as a REIT would  likely be  treated as  qualifying  dividends,  which dividend  income would be subject to federal  income tax at capital  gains rates through 2008. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Code.

     To qualify as a REIT,  and to continue to qualify as a REIT, we must comply with certain highly technical and complex requirements.  We believe that we have complied,  though  no  assurances  can be given  that we will  always be able to comply, with these requirements.  In addition,  facts and circumstances that may be beyond our  control  may affect our ability to continue to qualify as a REIT.
We  cannot  assure  you  that  new  legislation,   regulations,   administrative
interpretations  or court  decisions will not change the tax laws  significantly with  respect to our  qualification  as a REIT or with  respect  to the  federal income tax consequences of qualification. We believe that we have qualified as a
REIT since our inception  and intend to continue to qualify as a REIT.  However, we cannot assure you that we are qualified or will remain qualified.

     We may be unable to comply with the strict income distribution requirements applicable  to REITs.  To obtain the favorable  tax  treatment  associated  with qualifying  as a REIT,  among other  requirements,  we are required each year to distribute to our stockholders at least 90% of our REIT taxable income.  We will be subject to corporate income tax on any undistributed  REIT taxable income. In addition, we will incur a 4% nondeductible excise tax on the amount by which our distributions  in any  calendar  year  are  less  than the sum of (i) 85% of our ordinary  income for the year,  (ii) 95% of our capital  gain net income for the year, and (iii) any  undistributed  taxable income from prior years. We could be required  to  borrow  funds  on a  short-term  basis  to meet  the  distribution requirements  that are  necessary  to achieve the tax benefits  associated  with qualifying as a REIT (and to avoid corporate  income tax and the 4% excise tax), even if conditions were not favorable for borrowing.

     Notwithstanding  our status as a REIT,  we are subject to various  federal, state and local taxes on our income and property.  For example, we will be taxed at  regular  corporate  rates on any  undistributed  taxable  income,  including undistributed net capital gains,  provided,  however,  that properly  designated undistributed  capital gains will effectively  avoid taxation at the stockholder level.  We may be subject to other federal income taxes as more fully  described in "Material United States Federal Income Tax  Consequences-Taxation  of Us as a
REIT." We may also have to pay some state income or franchise  taxes because not all states treat REITs in the same manner as they are treated for federal income tax purposes.

                                      ***

                                       10

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     We have made  forward-looking  statements  with  respect  to our  financial condition,  results of  operations  and business.  Words such as  "anticipates,"
"expects,"  "intends,"  "plans,"  "believes,"  "seeks,"  "estimates" and similar expressions  as they  relate to us or our  management  are  intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future  performance  and are  subject to risks and  uncertainties,  including those  described  under  "Risk  Factors"  in this  prospectus  and  those in the documents we  incorporate by reference that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In  evaluating  the  securities  offered  by this  prospectus,  you  should carefully  consider the  discussion  of risks and  uncertainties  in the section entitled "Risk Factors" beginning on page 6 of this prospectus.

                                 USE OF PROCEEDS

     The Selling  Shareholders  are  selling  all of the shares  covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the  resale of the  shares  covered  by this  prospectus.  We will bear all expenses of  registration  incurred in connection  with this  offering,  but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

                                       11

                              SELLING SHAREHOLDERS

     On January 30, 2004,  United  Mobile Homes,  Inc., a Maryland  corporation, sold 500,000 shares of our Common Stock to each of the Selling  Shareholders for an  aggregate  of $4.1  million in a  transaction  exempt from the  registration requirements of the Securities Act.

     No officer or  director  of either  Selling  Shareholder  also serves as an officer or director of Monmouth or any predecessor or affiliate of ours.

     The  following  table  lists   information  with  respect  to  the  Selling
Shareholders'  ownership  of our  Common  Stock.  This  information  is based on information  provided  by or on  behalf  of  the  Selling  Shareholders.  To our knowledge,  the Selling  Shareholders have sole voting and investment power over the shares owned.

                                              Number of
                 Shares Beneficially Owned   Shares Being  Shares Beneficially Owned
                   Prior to the Offering       Offered        After the Offering
                 -------------------------   ------------  -------------------------

Name               Number         Percent                    Number         Percent
----               ------         -------                    ------         -------
TIAA-CREF          250,000         1.57%       250,000          0              -
Real Estate
Securities Fund

TIAA Life Real     250,000         1.57%       250,000          0              -
Estate Securities
Fund

                                       12

                          DESCRIPTION OF CAPITAL STOCK

     The following description is only a summary of certain terms and provisions of our capital stock.  You should refer to our charter and bylaws for a complete description.

     General.  Our  authorized  capital  stock  consists of  25,000,000  shares, currently  classified as 20,000,000 shares of Common Stock, and 5,000,000 shares of excess  stock,  par value  $0.01 per share.  The excess  stock is designed to protect our status as a REIT under the Code. See "-REIT Related Restrictions. "

     Under Maryland General Corporation Law ("MGCL") and our charter,  our board of directors has the power,  without action by the stockholders,  to increase or decrease  the  aggregate  number of  shares of stock or the  number of shares of stock of any  class  that we have the  authority  to issue.  Also,  our board of directors has the power, without any action by the stockholders,  to classify or reclassify any unissued capital stock including  classification  into a class or classes of preferred stock,  preference stock,  special stock or other stock and to divide or classify shares into one or more series of such class approval. Our board of directors  may exercise its power to increase the number of  authorized shares or to  reclassify  any  unissued  shares in  connection  with a merger or acquisition,  a future  underwritten  public offering or private  placement or a potential  hostile  takeover.  As a holder of our Common Stock, you will have no preferences  or sinking fund or  preemptive  rights to subscribe  for any of our securities.

     As of February 1, 2004,  15,959,027  shares of Common Stock were issued and outstanding  and no shares of  excess  stock  were  issued or  outstanding.  Our outstanding  shares of Common  Stock are  currently  listed on the Nasdaq  Stock
Market under the symbol "MNRTA."

     Voting  Rights.  As a holder  of Common  Stock,  you will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors.  There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding  shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining  shares  of  Common  Stock,  if any,  will  not be able to  elect  any directors. Holder of excess stock will not have any voting rights.

     Classified Board of Directors. Our charter provides that the members of our board of directors are divided, as evenly as possible,  into three classes, with approximately  one-third of the directors elected by the stockholders  annually.
Each director is to serve for a three year term or until his or her successor is duly elected and has qualified.  Consequently, members of our board of directors will serve staggered three-year terms.

     Dividends.  Subject  to any  preferential  rights  granted  to any class of capital stock, as a holder of our Common Stock,  you will be entitled to receive dividends or other  distributions  as may be authorized from time to time by our board of  directors  and  declared  by us out of  funds  legally  available  for dividends or other  distributions  to  stockholders.  We  currently  pay regular quarterly dividends on our Common Stock. In the event of our liquidation,  after payment of any  preferential  amounts to any class of capital stock which may be outstanding  and after payment of, or adequate  provision  for, all of our known debts and liabilities, holders of Common Stock

                                       13

and, subject to the provisions of our charter,  excess stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.

     REIT  Related  Restrictions.  To qualify as a REIT under the Code,  we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding  shares of stock may be owned,  actually or constructively,  by five or fewer individuals (as defined by the Code to include certain  entities)  during the last half of a taxable year (other than the first taxable year of REIT status).  In addition,  if we, or an actual or constructive owner of 10% or more of us,  actually  or  constructively  owns 10% or more of a tenant of ours (or a tenant of any  partnership in which we are a partner),  the rent we receive  (either  directly  or through any such  partnership)  from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code.  Our capital stock must also be  beneficially  owned by 100 or more persons  during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

     Because we intend to qualify as a REIT under the Code, our charter contains limitations  designed to protect our status as a REIT.  Under our  charter,  any person  who  acquires  or  attempts  to acquire  shares of our  Common  Stock in violation  of the  ownership  limitations  and transfer  restrictions  must give written  notice to us. In  addition,  every  stockholder  of more than 5% of the number or value of our  outstanding  Common Stock must give written notice to us of the number of shares of Common Stock  beneficially or  constructively  owned.
Under our charter, if a transfer of our capital stock or a change in our capital structure  would  result in (i) any  person  directly  or  indirectly  acquiring beneficial  ownership  of  more  than  9.8%  of  our  capital  stock;  (ii)  our outstanding  capital stock being  constructively or beneficially  owned by fewer than 100 persons; or (iii) us being "closely held" within the meaning of Section
856 of the Code or us  otherwise  failing  to  qualify as a REIT under the Code, then:  (a) our board of  directors  may take any  action it deems  advisable  to refuse to give  effect  to,  or to  prevent,  such  transfer;  (b) any  proposed transfer  will be void ab initio and will not be  recognized  by us; (c) we will have the right to redeem the shares  proposed to be transferred at a price equal to the lesser of the price per share paid in the  transaction  which created the violation  and the last  reported  sales price on the Nasdaq Stock Market on the trading date immediately prior to the date we give notice of redemption; and (d)
the shares proposed to be transferred will be  automatically  converted into and exchanged  for  shares of a separate  class of stock,  excess  stock,  having no voting  rights.  Holders of excess stock do have certain  rights in the event of any  liquidation,  dissolution  or  winding-up of the  corporation.  Our charter further provides that the excess stock will be held by a trustee appointed by us in trust  (i) for the  person  or  persons  to whom the  shares  are  ultimately transferred,  until such time as the shares  are  re-transferred  to a person or persons  in whose  hands  the  shares  would not be  excess  stock  and  certain price-related  restrictions  are  satisfied,  and (ii) with  respect to dividend rights (and rights to funds in excess of the amounts  paid to the  holder),  for the benefit of a charitable  beneficiary appointed by us. Our board of directors may,  in its sole and  absolute  discretion,  exempt  certain  persons  from the ownership  limitations contained in our charter if ownership of shares of Common
Stock by such persons would not disqualify us as a REIT under the Code.

     Certain  Anti-Takeover   Effects.  Our  charter  and  bylaws  also  contain
provisions that may be deemed to have anti-takeover  effects.  For example,  our charter (i) does not allow for cumulative voting by stockholders;  (ii) provides for a classified  board of  directors,  and (iii)

                                       14

contains limitations on the amount of our securities that any person can own. In addition, our bylaws contain provisions that (i) give our board of directors the exclusive  power to fill vacancies on the board and provide that any director so appointed will serve for the remaining term of that directorship;  (ii) give our board the exclusive  power to determine the numbers of directors;  (iii) require advance  notice of any  stockholder  nominations  for director and  proposals of business by stockholders to be conducted at the annual shareholder meeting; (iv)
limit  stockholders'  ability to call a special  meeting;  (v) give our board of directors  the  exclusive  power to amend our bylaws;  (vi) require  approval of two-thirds of the shares to remove directors for cause;  (vii) require our board of directors to have at least three independent  directors as defined by Section
3-802 of the MGCL which  allows us to opt into certain  statutory  anti-takeover provisions; and (viii) specifically opt-into the business combination provisions of  the  MGCL  (with  the  exception  that  such  provisions  do  not  apply  to transactions  with United Mobile Homes,  Inc. or Monmouth  Capital  Corporation,
which are affiliates of us).  Additionally,  our charter provides that our board of directors may authorize  additional  shares of capital stock and may classify or reclassify only unissued capital stock, including  classification into shares of preference stock,  without  stockholder action. Such stock could be issued in such a way as to have anti-takeover effects.

     Transfer  Agent.  The registrar and transfer agent for shares of our Common
Stock is American Stock Transfer and Trust Company.

                                       15

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

                               Introductory Notes

     The  following  is  a  description  of  the  material  Federal  income  tax considerations to a holder of our Common Stock. The following  discussion is not exhaustive  of all possible tax  considerations  and does not provide a detailed discussion  of any  state,  local or  foreign  tax  considerations,  nor does it discuss all of the aspects of Federal income  taxation that may be relevant to a prospective  stockholder in light of his or her particular  circumstances  or to stockholders  (including  insurance companies,  tax-exempt  entities,  financial institutions or broker-dealers,  foreign  corporations,  and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

     Blackwell  Sanders  Peper  Martin LLP has provided an opinion to the effect that this discussion,  to the extent that it contains descriptions of applicable
Federal  income  tax  law,  is  correct  in all  material  respects  and  fairly summarizes the Federal income tax laws referred to herein. This opinion is filed as an exhibit to the registration  statement of which this prospectus is a part.
This opinion,  however,  does not purport to address the actual tax consequences of the purchase, ownership and disposition of our Common Stock to any particular holder. The opinion,  and the information in this section, is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current  administrative  interpretations and practices of the Internal
Revenue Service, and court decisions.  The reference to Internal Revenue Service interpretations  and practices  includes  Internal Revenue Service practices and policies  as endorsed in private  letter  rulings,  which are not binding on the
Internal  Revenue  Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely  affect existing  interpretations  of existing law, on which the opinion and the  information in this section are based.  Any change of this kind could apply  retroactively  to transactions  preceding the date of the change.  Moreover,  opinions of counsel merely represent counsel's best judgment with  respect to the  probable  outcome on the merits and are not binding on the
Internal Revenue Service or the courts. Accordingly,  even if there is no change in  applicable  law, no  assurance  can be provided  that such  opinion,  or the statements  made in the  following  discussion,  will not be  challenged  by the
Internal Revenue Service or will be sustained by a court if so challenged.

     Each  prospective  purchaser  is  advised  to  consult  his or her  own tax advisor,  regarding  the  specific  tax  consequences  to  him  or  her  of  the acquisition,  ownership and sale of securities of an entity electing to be taxed as a real estate investment trust, including the federal, state, local, foreign, and other tax consequences of such  acquisition,  ownership,  sale, and election and of potential changes in applicable tax laws.

                            Taxation of Us as a REIT

     General.  We have elected to be taxed as a REIT under  Sections 856 through
860 of the Code,  commencing  with our taxable  year which ended  September  30,
1968. Our  qualification and taxation as a REIT depends upon our ability to meet on a continuing  basis,  through actual

                                       16

annual operating results,  distribution levels and diversity of stock ownership, the various  qualification tests and organizational  requirements  imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify  under the Code for  taxation as a REIT since our inception, and we intend to continue to operate in such a manner. No assurances, however,  can be given  that we will  operate  in a manner so as to  qualify  or remain qualified as a REIT. See "Failure to Qualify" below.

     The  following is a general  summary of the material Code  provisions  that govern the Federal  income tax treatment of a REIT and its  stockholders.  These provisions  of the Code are  highly  technical  and  complex.  This  summary  is qualified in its entirety by the applicable  Code  provisions,  the  regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     Blackwell  Sanders  Peper  Martin LLP has  provided to us an opinion to the effect that we have been  organized  and have  operated in  conformity  with the requirements for qualification and taxation as a REIT, effective for each of our taxable  years ended  September  30, 2001 through  September  30, 2003,  and our current  organization and method of operation will enable us to continue to meet the requirements for  qualification and taxation as a REIT for taxable year 2004 and  thereafter.  This  opinion  is  filed  as an  exhibit  to the  registration statement of which this  prospectus is a part.  It must be emphasized  that this opinion is conditioned upon certain assumptions and  representations  made by us to  Blackwell  Sanders  Peper Martin LLP as to factual  matters  relating to our organization and operation.  In addition, this opinion is based upon our factual representations  concerning  our  business  and  properties  as described in the reports filed by us under the federal securities laws.

     Qualification  and taxation as a REIT depends upon our ability to meet on a
continuing  basis,   through  actual  annual  operating  results,   the  various
requirements  under the Code described in this  prospectus with regard to, among other things,  the sources of our gross income,  the  composition of our assets, our distribution levels, and our diversity of stock ownership. Blackwell Sanders
Peper  Martin  LLP will not review our  operating  results on an ongoing  basis.
While we  intend to  operate  so that we  qualify  as a REIT,  given the  highly complex nature of the rules governing REITs,  the ongoing  importance of factual determinations,  and the possibility of future changes in our circumstances,  no assurance  can be given that we satisfy all of the tests for REIT  qualification or will continue to do so.

     If we qualify for taxation as a REIT,  we generally  will not be subject to
Federal  corporate  income taxes on net income that we currently  distribute  to stockholders.  This treatment substantially eliminates the "double taxation" (at the corporate and stockholder  levels) that generally results from investment in a corporation.

     Notwithstanding  our REIT election,  however, we will be subject to Federal income tax in the following  circumstances.  First,  we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder  level.  Second,  under certain circumstances, we may be subject to the "alternative minimum tax" on any items of tax preference and alternative  minimum tax  adjustments.  Third, if we have (i) net income from the sale or other disposition of "foreclosure property"
(which is, in general,

                                       17

property  acquired by  foreclosure  or otherwise on default of a loan secured by the  property)  that is held  primarily  for sale to  customers  in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.  Fourth, if we have net income  from  prohibited  transactions  (which  are,  in general, certain  sales  or  other  dispositions  of  property  (other  than  foreclosure property)  held  primarily  for sale to  customers  in the  ordinary  course  of business), such income will be subject to a 100% tax on prohibited transactions.
Fifth,  if we should fail to satisfy the 75% gross  income test or the 95% gross
income  test  (as  discussed  below),   and  have  nonetheless   maintained  our
qualification  as a REIT because  certain other  requirements  have been met, we will be  subject  to a 100% tax equal to the gross  income  attributable  to the greater of either (i) the amount by which 75% of our gross  income  exceeds  the amount  qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income  qualifying under the 95% test for the  taxable  year,  multiplied  in either  case by a  fraction intended to reflect our  profitability.  Sixth,  if we should fail to distribute during  each  calendar  year at least  the sum of (i) 85% of our  REIT  ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year
(for this purpose such term includes  capital gains which we elect to retain but which we report as distributed  to our  stockholders.  See "Annual  Distribution
Requirements"  below);  and (iii) any  undistributed  taxable  income from prior years,  we would be subject  to a 4% excise  tax on the excess of such  required distribution over the amounts actually  distributed.  Seventh, if we acquire any asset  from a C  corporation  (i.e.,  a  corporation  generally  subject to full corporate  level  tax) in a  transaction  in which the basis of the asset in our hands is  determined  by  reference  to the  basis of the  asset  (or any  other property)  in the  hands  of the C  corporation,  and we  recognize  gain on the disposition  of such asset  during the 10-year  period  beginning on the date on which such asset was  acquired  by us,  then,  to the extent of such  property's built-in  gain (the excess of the fair market value of such property at the time of  acquisition  by us over the adjusted  basis of such  property at such time), such  gain  will  be  subject  to tax  at the  highest  regular  corporate  rate applicable  assuming  that we made or would make an election  pursuant to Notice
88-19 or Treasury Regulations that were promulgated in 2000. Eighth, we would be subject to a 100%  penalty  tax on  amounts  received  (or on  certain  expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT  subsidiary  were not  comparable to similar  arrangements  among unrelated parties.

                         Requirements for Qualification

     The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;  (ii) the beneficial  ownership of which is evidenced by  transferable  shares or by  transferable  certificates of beneficial interest;  (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance  company  subject to certain  provisions  of the Code;  (v) the beneficial ownership of which is held by 100 or more persons;  (vi) of which not more than 50% in value of the  outstanding  capital stock is owned,  directly or indirectly,  by five or fewer  individuals  (as  defined  in the Code to include certain  entities)  during the last half of each  taxable  year  after  applying certain  attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked and (viii) which meets certain other tests, described below,  regarding  the nature of its income and assets.  The Code  provides that conditions  (i) through (iv),  inclusive,  must be met during the entire taxable year and that  condition  (v) must be met  during at least 335 days of a

                                       18

taxable year of 12 months,  or during a proportionate  part of a taxable year of less than 12  months.  Condition  (vi) must be met  during the last half of each taxable year. For purposes of determining  stock ownership under condition (vi), a supplemental  unemployment compensation benefits plan, a private foundation or a portion of a trust  permanently  set aside or used  exclusively for charitable purposes  generally is  considered  an  individual.  However,  a trust that is a qualified  trust  under Code  Section  401(a)  generally  is not  considered  an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their  actuarial  interests in the trust for purposes of condition  (vi).  Conditions  (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient  Common Stock with  sufficient  diversity of ownership to allow us to
satisfy   requirements   (v)  and  (vi).  In  addition,   our  Charter  contains
restrictions  regarding  the  transfer  of  our  stock  intended  to  assist  in continuing to satisfy the stock ownership requirements described in (v) and (vi)
above.  See  "Description of Capital Stock - REIT Related  Restrictions."  These
restrictions,  however,  may not ensure  that we will be able to  satisfy  these stock  ownership  requirements.  If we fail to  satisfy  these  stock  ownership requirements, we will fail to qualify as a REIT.

     In addition, if a corporation elected to be a REIT subsequent to October 4,
1976,  it must have as its taxable  year,  the calendar  year.  We elected to be classified  as a REIT prior to that date.  Consequently,  our taxable  year ends
September 30.

     To qualify as a REIT,  we cannot  have at the end of any  taxable  year any undistributed  earnings and profits that are  attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

     For our  tax  years  beginning  prior  to  January  1,  1998,  pursuant  to applicable  Treasury  Regulations,  to be taxed as a REIT,  we were  required to maintain certain records and request on an annual basis certain information from our  stockholders  designed to disclose the actual  ownership of our outstanding shares.  We have complied with such  requirements.  For our tax years  beginning
January 1, 1998 and after,  these records and informational  requirements are no longer a condition to REIT  qualification.  Instead,  a monetary penalty will be imposed for failure to comply with these  requirements.  If we comply with these regulatory rules, and we do not know, or exercising  reasonable  diligence would not have known,  whether we failed to meet  requirement  (vi) above,  we will be treated as having met the requirement.

                           Qualified REIT Subsidiaries

     If  a  REIT  owns  a  corporate   subsidiary  that  is  a  "qualified  REIT
subsidiary,"  the separate  existence of that subsidiary will be disregarded for federal  income tax  purposes.  Generally,  a  qualified  REIT  subsidiary  is a corporation,  other than a taxable REIT subsidiary,  all of the capital stock of which is  owned by the  REIT.  All  assets,  liabilities  and  items of  income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities  and items of income,  deduction  and credit of the REIT  itself.  A qualified  REIT  subsidiary  of ours will not be subject  to  federal  corporate income taxation,  although it may be subject to state and local taxation in some states.

                                       19

                            Taxable REIT Subsidiaries

     A "taxable REIT  subsidiary" is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT  subsidiary under  Section  856(l) of the Code.  In  addition,  if one of our  taxable  REIT subsidiaries owns, directly or indirectly, securities representing more than 35%
of the vote or value of a subsidiary  corporation,  that subsidiary will also be treated as a taxable  REIT  subsidiary  of ours. A taxable  REIT  subsidiary  is subject to federal income tax, and state and local income tax where  applicable, as a regular "C" corporation.

     Generally,  a taxable  REIT  subsidiary  can perform  impermissible  tenant services  without  causing us to receive  impermissible  tenant  services income
under  the  REIT  income  tests.  However,   several  provisions  regarding  the
arrangements  between a REIT and its  taxable  REIT  subsidiaries  ensure that a taxable  REIT  subsidiary  will be  subject to an  appropriate  level of federal income  taxation.  For  example,  a taxable  REIT  subsidiary  is limited in its ability  to  deduct  interest  payments  made  to us.  In  addition,  we will be obligated  to pay a 100%  penalty  tax on some  payments  that we  receive or on certain  expenses  deducted  by the  taxable  REIT  subsidiary  if the  economic arrangements  among us, our  tenants  and the taxable  REIT  subsidiary  are not comparable to similar  arrangements among unrelated parties. We currently do not have any taxable REIT subsidiaries.

                                  Income Tests

     In order  for us to  maintain  qualification  as a REIT,  certain  separate percentage  tests  relating to the source of our gross  income must be satisfied annually.  First, at least 75% of our gross income  (excluding gross income from prohibited  transactions)  for  each  taxable  year  generally  must be  derived directly or indirectly from  investments  relating to real property or mortgages on real property  (including  "rents from real property,"  gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least  95% of our  gross  income  (excluding  gross  income  from  prohibited transactions)  for each  taxable  year must be derived  from such real  property investments  described  above,  dividends,  interest  and gain  from the sale or disposition of stock or securities,  some payments under hedging instruments, or from any combination of the foregoing.

     Rents  received  by us will  qualify  as  "rents  from  real  property"  in satisfying  the above gross  income  tests only if several  conditions  are met.
First, the amount of rent must not be based in whole or in part on the income or profits of any person.  However,  amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Second,  rents  received from a tenant will not qualify as "rents from real property"  if we, or a direct  or  indirect  owner of 10% or more of our  stock, actually or  constructively  owns 10% or more of such  tenant (a "Related  Party
Tenant"). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary  will not be disqualified  from being "rents from real property" by reason of our ownership  interest in the subsidiary if at least 90% of the  property in question  is leased to  unrelated  tenants and the rent paid by the taxable

                                       20

REIT  subsidiary is  substantially  comparable to the rent paid by the unrelated tenants for comparable space.

     Third,  if  rent  attributable  to  personal  property  that is  leased  in connection  with a lease of real  property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real  property." This 15% test is based on relative fair market value of the real and personal property.

     Generally,  for rents to  qualify  as "rents  from real  property"  for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property  and  not  otherwise  considered  "rendered  to the  occupant."  Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided  through an independent  contractor  that bears the expenses of providing  the services and from whom we derive no revenue or through a taxable  REIT  subsidiary,  subject to specified  limitations.  The amount of  impermissible  tenant  service  income we receive is deemed to be the greater  of the amount  actually  received  by us or 150% of our direct  cost of providing the service. If the impermissible  tenant service income exceeds 1% of our total income from a property, then all of the income from that property will
fail  to  qualify  as  rents  from  real  property.   If  the  total  amount  of
impermissible  tenant  service  income from a property does not exceed 1% of our total  income  from that  property,  the income  will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible  tenant  service income itself will not qualify as rents from real property.

     If we fail to satisfy one or both of the 75% or 95% gross  income tests for any taxable year, we may nevertheless  qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally  will be  available  if our  failure  to meet  such  tests  was due to reasonable cause and not due to willful neglect,  if we attach a schedule of the sources of our income to our federal  income tax return for such  years,  and if any incorrect  information  on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  As discussed above in  "General,"  even if these relief  provisions  were to apply,  a tax would be imposed with respect to the excess net income.

                                   Asset Tests

     At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

     1.   At least 75% of the value of our total assets must be  represented  by
          "real estate assets," cash, cash items and government securities.  Our real estate assets include,  for this purpose,  our allocable share of real  estate  assets  held  by the  partnerships  in  which  we own an interest, and the non-corporate subsidiaries of these partnerships, as well as  stock  or debt  instruments  held  for  less  than  one  year purchased  with the  proceeds  of an  offering  of shares or long term debt.

                                       21

     2.   Not  more  than  25%  of  our  total  assets  may  be  represented  by securities, other than those in the 75% asset class.

     3.   Except for certain investments in REITs,  qualified REIT subsidiaries,
          and  taxable  REIT  subsidiaries,   the  value  of  any  one  issuer's
          securities  owned by us may not  exceed  5% of the  value of our total assets.

     4.   Except for certain  investments in REITs,  qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

     5.   Except for certain  investments in REITs,  qualified REIT subsidiaries and  taxable  REIT  subsidiaries,  we may not own more than 10% of the total value of the  outstanding  securities  of any one issuer,  other than  securities  that qualify as  "straight  debt" under the Internal
          Revenue Code.

     6.   Not more  than  20% of our  total  assets  may be  represented  by the securities of one or more taxable REIT subsidiaries.

     For  purposes  of  these  asset  tests,   any  shares  of  qualified   REIT
subsidiaries  are not taken into account,  and any assets owned by the qualified
REIT subsidiary are treated as owned directly by the REIT.

     Securities,  for  purposes of the assets  tests,  may include debt we hold.
However,  debt we hold in an issuer will not be taken into  account for purposes of the 10% value  test if the debt  securities  meet the  "straight  debt"  safe harbor and either (1) the issuer is an  individual,  (2) the only  securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20 percent  profits  interest in the  partnership.  Debt will meet the  "straight  debt"  safe  harbor if the debt is a written  unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate
(or the interest  payment dates) of which is not contingent on the profits,  the borrower's discretion or similar factors.

     With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we  believe  that our pro rata share of the value of the  securities,  including unsecured  debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply  with the 10%  voting  securities  limitation  and 10%
value  limitation  (taking  into account the  "straight  debt"  exceptions  with respect to certain  issuers).  With respect to our compliance with each of these asset tests,  however, we cannot provide any assurance that the Internal Revenue
Service might not disagree with our determinations.

     After initially meeting the asset tests after the close of any quarter,  we will not lose our  status  as a REIT if we fail to  satisfy  the 25%,  20% or 5%
asset tests or the 10% value  limitation at the end of a later quarter solely by reason of  changes  in the  relative  values of our  assets.  If the  failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the  acquisition  of  securities or other  property  during a quarter,  the failure can be cured by a disposition of sufficient non-qualifying assets within 30

                                       22

days after the close of that quarter.  We have maintained and intend to continue to  maintain  adequate  records of the value of our assets to ensure  compliance with the asset tests and to take any available  actions within 30 days after the close of any quarter as may be required to cure any noncompliance  with the 25%,
20%, or 5% asset tests or the 10% value limitation.  We cannot ensure that these steps always will be  successful.  If we were to fail to cure the  noncompliance with the asset tests  within  this 30 day period,  we could fail to qualify as a
REIT.

                        Annual Distribution Requirements

     We, in order to qualify as a REIT,  are  required to  distribute  dividends
(other than capital gain  dividends) to our  stockholders  in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income"  (computed  without regard to the dividends  paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from  foreclosure  property,  minus (ii) the sum of certain items of noncash  income.  Such  distributions  generally must be paid in the  taxable  year to which they  relate.  Dividends  may be paid in the following  year in two  circumstances.  First,  dividends may be declared in the following  year if the  dividends  are  declared  before we timely  file our tax return  for the year and paid  within  12  months of the end of the tax year but before the first regular dividend payment made after such  declaration.  Second, if we declare a dividend  in  October,  November  or December of any year with a record date in one of these months and pay the dividend on or before  January 31 of the  following  year,  we will be  treated  as having  paid the  dividend  on
December 31 of the year in which the dividend was  declared.  To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates.  Furthermore,  if we should fail to  distribute  during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii)
95% of our REIT capital gain income for such year;  and (iii) any  undistributed taxable income from prior periods,  we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     We may  elect to  retain  and pay tax on net  long-term  capital  gains and
require  our  stockholders  to  include  their   proportionate   share  of  such
undistributed  net  capital  gains in their  income.  If we make such  election, stockholders  would  receive a tax  credit  attributable  to their  share of the capital  gains tax paid by us,  and would  receive an  increase  in the basis of their  shares  in us in an  amount  equal  to  the  stockholder's  share  of the undistributed  net  long-term  capital gain reduced by the amount of the credit.
Further,  any undistributed net long-term capital gains that are included in the income of our stockholders  pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

     We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.  It is possible,  however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution  requirements due to timing differences  between the actual receipt of income and actual  payment of  deductible  expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable  income,  or if the amount of nondeductible  expenses such as principal  amortization or capital expenditures  exceeds the amount of noncash  deductions.  In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term,  or possibly long-term,  borrowing to permit the payment of required dividends.  If the amount of nondeductible

                                       23

expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

     Under  certain  circumstances,  we may be able to rectify a failure to meet the  distribution  requirement  for a year by paying  "deficiency  dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as  deficiency  dividends;  however,  we will be required to pay interest to the
Internal  Revenue  Service  based  upon the  amount of any  deduction  taken for deficiency dividends.

                               Failure to Qualify

     If we fail to qualify for  taxation  as a REIT in any  taxable  year and no relief  provisions  apply,  we will be subject to tax  (including any applicable alternative  minimum  tax) on our  taxable  income at regular  corporate  rates.
Distributions  to  stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event,  to the extent of current  and  accumulated  earnings  and  profits,  all distributions to stockholders  will be taxable as ordinary income,  and, subject to certain limitations in the Code,  corporate  distributees may be eligible for the  dividends  received  deduction.  Unless  entitled to relief under  specific statutory  provisions,  we will also be disqualified from taxation as a REIT for the four taxable years following the year during which  qualification  was lost.
It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

                            Taxation of Stockholders

     Taxation of Taxable  U.S.  Stockholders.  As used in the  remainder of this discussion,  the term "U.S.  Stockholder" means a beneficial owner of our Common
Stock that is for United States federal income tax purposes:

     1.   a citizen or resident,  as defined in Section  7701(b) of the Code, of the United States;

     2.   a corporation or partnership, or other entity treated as a corporation or partnership  for federal income tax purposes,  created or organized in or under the laws of the United States or any state or the District of Columbia;

     3.   an estate  the income of which is  subject  to United  States  federal income taxation regardless of its source; or

     4.   in general,  a trust  subject to the primary  supervision  of a United
          States court and the control of one or more United States persons.

     Generally,  in the case of a partnership  that holds our Common Stock,  any partner that would be a U.S. Stockholder if it held the Common Stock directly is also a U.S. Stockholder.  As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits
(and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income,  and corporate  stockholders will not be  eligible  for the  dividends  received  deduction  as to  such  amounts.

                                       24

Distributions in excess of current and accumulated earnings and profits will not be taxable to a  stockholder  to the extent that they do not exceed the adjusted basis of such  stockholder's  Common Stock,  but rather will reduce the adjusted basis  of  such  shares  as a  return  of  capital.  To  the  extent  that  such distributions  exceed the adjusted basis of a stockholder's  Common Stock,  they will be included in income as long-term capital gain (or short-term capital gain if the shares  have been held for one year or less),  assuming  the shares are a capital  asset in the  hands  of the  stockholder.  In  addition,  any  dividend declared  by us in  October,  November  or  December  of any year  payable  to a stockholder  of record on a specific  date in any such month shall be treated as both paid by us and  received  by the  stockholder  on December 31 of such year, provided  that  the  dividend  is  actually  paid by us  during  January  of the following  calendar  year.  For  purposes  of  determining  what  portion  of  a distribution  is  attributable  to current or accumulated  earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock.  Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

     In general,  any gain or loss realized upon a taxable disposition of shares by a  stockholder  who is not a  dealer  in  securities  will  be  treated  as a long-term  capital  gain or loss if the shares  have been held for more than one year,  otherwise as short-term  capital gain or loss.  However,  any loss upon a sale or exchange of Common Stock by a  stockholder  who has held such shares for six months or less (after applying  certain holding period rules) generally will be treated as  long-term  capital  loss to the extent of  distributions  from us required to be treated by such stockholder as long-term capital gain.

     In the Jobs and  Growth  Tax Relief  Reconciliation  Act of 2003,  Congress
reduced the maximum federal income tax rate on qualified  dividend income to the maximum federal income tax rate for long-term  capital gain,  which is generally
15%.  Generally,  the  dividends  paid by a REIT will not qualify as a qualified dividend  income and, thus,  such REIT dividend income will be subject to tax at ordinary  rates,  except to the extent the  dividends  represent  capital  gains dividends as described in the following paragraph. In certain circumstances, all or a portion of a REIT's  dividend  income will  qualify as  qualified  dividend income.  In such case, the REIT will report such amount to its  shareholders and the stockholders may report such amounts accordingly.  We do not anticipate that any or any significant portion of our dividends to you will constitute qualified dividend income.

     Distributions  that we properly designate as capital gain dividends will be taxable  to  stockholders  as gains (to the  extent  that they do not exceed our actual net capital gain for the taxable year) from the sale or  disposition of a capital  asset held for greater than one year.  If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal
Revenue Service Form 1099-DIV  indicating the amount that will be taxable to the stockholder as capital gain. However,  stockholders that are corporations may be required  to treat up to 20% of  certain  capital  gain  dividends  as  ordinary income. A portion of capital gain dividends  received by noncorporate  taxpayers may be subject to tax at a 25% rate to the extent  attributable to certain gains realized on the sale of real property. In addition,  noncorporate  taxpayers are generally  taxed  at a  maximum  rate  of  15%  on net  long-term  capital  gain
(generally, the excess of net long-term capital gain over net short-term capital loss)  attributable  to gains  realized on the sale of property held for greater than one year.

                                       25

     Distributions  we make and gain  arising  from  the sale or  exchange  by a stockholder  of shares of our stock  will not be  treated  as  passive  activity income, and, as a result,  stockholders  generally will not be able to apply any
"passive  losses"  against  such income or gain.  Distributions  we make (to the extent they do not constitute a return of capital)  generally will be treated as investment income for purposes of computing the investment interest  limitation.
Gain arising from the sale or other  disposition of our stock (or  distributions treated  as  such)  will not be  treated  as  investment  income  under  certain circumstances.

     Upon any taxable  sale or other  disposition  of our Common  Stock,  a U.S.
Stockholder  will  recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

        •  the amount of cash and the fair market value of any property received on such disposition; and

        •  the U.S. Stockholder's adjusted basis in such stock for tax purposes.

     Gain or loss will be capital gain or loss if the Common Stock has been held by the U.S.  Stockholder as a capital asset. The applicable tax rate will depend on the  stockholder's  holding period in the asset  (generally,  if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S.  Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. However,  to the extent that the capital gain realized by a  non-corporate  stockholder  on the sale of REIT stock  corresponds  to the
REIT's "unrecaptured  Section 1250 gain," such gain would be subject to tax at a rate of 25%.  Stockholders  are advised to consult  with their own tax  advisors with respect to their capital gain tax liability.

     Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our Common Stock as "debt financed  property" within the meaning of the Internal  Revenue  Code,  the dividend  income from us will not be unrelated business  taxable  income,  referred to as UBTI,  to a  tax-exempt  stockholder.
Similarly,  income from the sale of Common Stock will not constitute UBTI unless the tax-exempt  stockholder has held its stock as debt financed  property within the meaning of the Internal Revenue Code or has used the Common Stock in a trade or  business.  However,  for a  tax-exempt  stockholder  that is a social  club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under
Internal  Revenue  Code  Sections  501(c)(7),   (c)(9),   (c)(17)  and  (c)(20),
respectively,  or a single parent title-holding corporation exempt under Section
501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations,  income from an investment in us will  constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     A  "qualified  trust"  (defined to be any trust  described  in Code Section
401(a) and exempt from tax under Code  Section  501(a)) that holds more than 10%
of  the  value  of  the  shares  of  a  REIT  may  be  required,  under  certain circumstances,  to treat a portion of distributions  from the REIT as UBTI. This requirement  will apply for a taxable  year only if (i) the REIT  satisfies  the

                                       26

requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special
"look-through"  rule under which shares held by qualified trust stockholders are treated  as held by the  beneficiaries  of such  trusts in  proportion  to their actuarial  interests  therein;  and  (ii) the  REIT is  "predominantly  held" by qualified trusts. A REIT is  "predominantly  held" by qualified trusts if either
(i) a single  qualified  trust  holds  more  than  25% of the  value of the REIT shares, or (ii) one or more qualified  trusts,  each owning more than 10% of the value of the REIT shares,  hold in the  aggregate  more than 50% of the value of the REIT shares.  If the foregoing  requirements  are met, the percentage of any
REIT  dividend  treated as UBTI to a qualified  trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the
REIT  (computed as if the REIT were a qualified  trust and therefore  subject to tax on its  UBTI)  to (ii) the  total  gross  income  (less  certain  associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception  applies where the ratio set forth in the  preceding  sentence is less than 5% for any year.

     The  provisions  requiring  qualified  trusts  to treat a  portion  of REIT distributions  as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement  without relying on the "look-through"  rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions  to qualified  trusts  purchasing  our stock,  absent a waiver of the restrictions by the Board of Directors.

     Taxation of Non-U.S.  Stockholders. The rules governing U.S. Federal income
taxation  of  nonresident  alien  individuals,  foreign  corporations,   foreign
partnerships   and   other   foreign   stockholders   (collectively,   "Non-U.S.
Stockholders")  are complex,  and no attempt will be made herein to provide more than a limited  summary of such rules.  The  discussion  does not  consider  any specific  facts  or  circumstances  that  may  apply  to a  particular  Non-U.S.
Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to  determine  the impact of U.S.  Federal,  state and local income tax laws with regard to an investment  in our Common Stock,  including any reporting requirements.

     Distributions  that are not attributable to gain from sales or exchanges by us of U.S.  real  property  interests  and not  designated by us as capital gain dividends  or retained  capital  gains will be treated as  dividends of ordinary income  to the  extent  that  they are made out of our  current  or  accumulated earnings  and  profits.  Such  distributions  ordinarily  will be  subject  to a withholding tax equal to 30% of the gross amount of the  distribution  unless an applicable tax treaty reduces such rate.  However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S.  Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S.  stockholders are taxed  with  respect  to such  dividends  (and may also be  subject  to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to  withhold  U.S.  income  tax at the rate of 30% on the  gross  amount  of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends,  unless (i) a lower treaty rate applies and the Non-U.S.  Stockholder files an IRS Form W-8BEN  evidencing  eligibility for that reduced rate is filed with us or (ii)  the  Non-U.S.  Stockholder  files an IRS  Form  W-8ECI  with us claiming that the  distribution is income treated as effectively  connected to a
U.S. trade or business.

                                       27

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a  stockholder  to the extent that they do not exceed the adjusted basis of the  stockholder's  stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions  exceed the adjusted basis of a Non-U.S.  Stockholder's  shares, they will give rise to tax liability if the Non-U.S.  Stockholder  would otherwise be subject to tax on any gain from the sale or  disposition  of his or her  stock  as  described  below.  We may be required  to  withhold  U.S.  income  tax  at  the  rate  of  at  least  10%  on distributions  to  Non-U.S.  Stockholders  that are not paid out of  current  or accumulated  earnings and profits  unless the Non-U.S.  Stockholders  provide us with withholding  certificates  evidencing their exemption from withholding tax.
If it cannot be determined at the time that such a distribution  is made whether or not such distribution  will be in excess of current and accumulated  earnings and  profits,  the  distribution  will be  subject  to  withholding  at the rate applicable to dividends.  However, the Non-U.S. Stockholder may seek a refund of such  amounts  from the  Service  if it is  subsequently  determined  that  such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     For  any  year in  which  we  qualify  as a REIT,  distributions  that  are attributable  to gain  from  sales  or  exchanges  by us of U.S.  real  property interests  will be taxed to a Non-U.S.  Stockholder  under the provisions of the
Foreign  Investment in Real Property Tax Act of 1980  ("FIRPTA").  Under FIRPTA,
these  distributions  are taxed to a Non-U.S.  Stockholder  as if such gain were effectively connected with a U.S. business. Thus, Non-U.S.  Stockholders will be taxed on such  distributions at the normal capital gain rates applicable to U.S.
stockholders  (subject  to  applicable  alternative  minimum  tax and a  special alternative  minimum tax in the case of nonresident  alien  individuals).  Also, distributions  subject to FIRPTA may be subject to a 30% branch  profits  tax in the hands of a corporate  Non-U.S.  Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S.  Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

        • the investment in our stock is effectively connected with the Non-U.S.
          Stockholder's  U.S.  trade or  business,  in which  case the  Non-U.S.
          Stockholder  will  be  subject  to  the  same  treatment  as  domestic stockholders with respect to any gain;

        • the Non-U.S.  Stockholder  is a non-resident  alien  individual who is present in the United  States for 183 days or more  during the taxable year  and has a tax  home in the  United  States,  in  which  case the non-resident  alien  individual  will be  subject  to a 30% tax on the individual's net capital gains for the taxable year; or

        • our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

     Our Common Stock will not constitute a United States real property interest if we are a  domestically-controlled  REIT. We will be a domestically-controlled
REIT if, at all times during

                                       28

a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

     We believe that,  currently,  we are a  domestically  controlled  REIT and, therefore,  that the sale of our Common  Stock  would not be subject to taxation under FIRPTA.  Because our Common Stock is publicly traded,  however,  we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

     Even if we do not qualify as a  domestically-controlled  REIT at the time a
Non-U.S.  Stockholder  sells our Common Stock,  gain arising from the sale still would not be subject to FIRPTA tax if:

        • the  class or series of shares  sold is  considered  regularly  traded under  applicable  Treasury  regulations on an established  securities market, such as the NYSE; and

        • the selling Non-U.S. Stockholder owned, actually or constructively, 5%
          or less in value of the  outstanding  class or series  of stock  being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the  sale or  exchange  of our  Common  Stock  were  subject  to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S.
income  tax with  respect  to any  gain in the same  manner  as a  taxable  U.S.
Stockholder,  subject to any  applicable  alternative  minimum  tax and  special alternative minimum tax in the case of non-resident alien individuals.

     State and Local Taxes. We and our  stockholders  may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they  transact  business or reside  (although  U.S.  Stockholders  who are individuals  generally  should not be required to file state  income tax returns outside  of  their  state  of  residence  with  respect  to our  operations  and distributions). The state and local tax treatment of us and our stockholders may
not  conform  to  the  Federal   income  tax   consequences   discussed   above.
Consequently,  prospective  stockholders  should  consult their own tax advisors regarding  the effect of state and local tax laws on an investment in our Common
Stock.

                Backup Withholding Tax and Information Reporting

     U.S. Holders. In general,  information-reporting requirements will apply to certain U.S.  holders  with regard to payments of  dividends on our stock,  OID, interest,  and payments of the proceeds of the sale of our Common Stock,  unless an exception applies.

     The payor will be required to withhold tax on such  payments at the rate of
28% (i) the payee fails to furnish a taxpayer  identification number, or TIN, to the payor or to  establish  an exemption  from backup  withholding,  or (ii) the
Internal  Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

     In  addition,  a payor of dividends on our Common Stock will be required to withhold  tax  at a  rate  of  28%  if (i)  there  has  been  a  notified  payee under-reporting  with respect to interest,  dividends or original issue discount described  in Section  3406(c) of the Code,  or (ii) there has

                                       29

been a failure of the payee to  certify  under the  penalty of perjury  that the payee is not subject to backup withholding under the Internal Revenue Code.

     Some   holders,   including   corporations,   may  be  exempt  from  backup
withholding.  Any amounts  withheld  under the backup  withholding  rules from a payment to a holder  will be allowed as a credit  against  the  holder's  United
States Federal income tax and may entitle the holder to a refund,  provided that the required information is furnished to the Internal Revenue Service.

     Non-U.S. Holders.  Generally,  information reporting will apply to payments
of  dividends  on  our  Common  Stock,  interest,   including  OID,  and  backup
withholding as described  above for a U.S.  holder,  unless the payee  certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the  disposition of our Common Stock to or through  the  U.S.  office  of a U.S.  or  foreign  broker  will be  subject  to information reporting and backup withholding as described above for U.S. holders unless the non-U.S.  holder satisfies the requirements necessary to be an exempt
non-U.S.  holder or  otherwise  qualifies  for an  exemption.  The proceeds of a disposition  by a non-U.S.  holder of stock to or through a foreign  office of a broker  generally  will  not be  subject  to  information  reporting  or  backup withholding.  However,  if the broker is a U.S.  person,  a  controlled  foreign corporation  for U.S. tax purposes,  a foreign person 50% or more of whose gross income  from all  sources  for  specified  periods is from  activities  that are effectively  connected with a U.S. trade or business,  a foreign  partnership if partners  who hold more than 50% of the  interests in the  partnership  are U.S.
persons,  or a foreign  partnership that is engaged in the conduct of a trade or business in the U.S., then information  reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

     Applicable Treasury Regulations provide  presumptions  regarding the status of holders  when  payments to the holders  cannot be  reliably  associated  with
appropriate   documentation   provided  to  the  payor.   Under  these  Treasury
Regulations,  some  holders  are  required to provide  new  certifications  with respect to payments made after  December 31, 2000.  Because the  application  of these Treasury  Regulations  varies  depending on the  stockholder's  particular circumstances,  you are  advised  to  consult  your tax  advisor  regarding  the information reporting requirements applicable to you.

                                       30

                              PLAN OF DISTRIBUTION

     The Selling  Shareholders  may offer their Common Stock at various times in one or more of the following transactions:

        • in  transactions  on the Nasdaq Stock Market or such other  markets on which our Common Stock may be listed at the time of such sale;

        • in privately negotiated transactions; or

        • through a combination of these or other methods.

     The Selling  Shareholders  may offer their  Common Stock at fixed prices or prices  which may be changed,  at market  prices  prevailing  at the time of the sale, at prices related to such market prices or at negotiated prices.

     The Selling Shareholders may use broker-dealers to sell their Common Stock.
If this occurs,  broker-dealers will either receive discounts or commission from the Selling  Shareholders,  or they will receive commissions from the purchasers of Common Stock.  Broker-dealers  may act as brokers by purchasing any or all of the  shares  covered  by this  prospectus  as agents for others or as dealers by purchasing any or all of the shares covered by this prospectus as principals for their own accounts and reselling such securities under the prospectus.

     The Selling  Shareholders and any broker-dealers or other persons acting on the behalf of parties that  participate in the distribution of the shares may be considered  underwriters  under the Securities  Act. As such, any commissions or profits they receive on the resales of the shares may be considered underwriting discounts and commissions under the Securities Act.

     As of the  date of this  prospectus,  we are not  aware  of any  agreement, arrangement  or  understanding  between  any  broker or dealer  and the  Selling
Shareholders  with  respect  to the offer to sell the  Common  Stock  under this prospectus.  If we become aware of any agreement,  arrangement or understanding, to the extent  required  under the  Securities  Act, we will file a supplemental prospectus to disclose:

        • names of such broker-dealers;

        • the number of shares involved;

        • the price at which such shares are to be sold;

        • the  commissions  paid or  discounts  or  concessions  allowed to such broker-dealers, where applicable; and

        • other facts material to the transaction.

     Each Selling  Shareholder  may also transfer the Common Stock held by it by gift or other non-sale related transfer,  in which case the donees,  transferees or other  successors-in-interest  will be deemed to be Selling Shareholders.  In that  event,  the number of shares  offered  by each of

                                       31

TIAA-CREF Real Estate  Securities Fund and TIAA Life Real Estate Securities Fund
will  decrease  as and when it takes  any of the  above  actions,  although  the aggregate  number of Common  Stock  offered  under this  prospectus  will remain unchanged. The plan of distribution will also remain unchanged. In addition, any
Common Stock covered by this  prospectus  that qualify for sale pursuant to Rule
144 under the Securities Act may be sold by any Selling  Shareholder  under Rule
144 rather than pursuant to this prospectus.

                                  LEGAL MATTERS

     Certain legal matters in  connection  with the Common Stock offered  hereby will be passed upon for us by Eugene W. Landy.  The  discussion of legal matters under "Material United States Federal Income Tax  Consequences" is based upon an opinion of Blackwell Sanders Peper Martin LLP.

                                     EXPERTS

     The financial  statements and schedule of Monmouth Real Estate  Investment
Corporation  as of September 30, 2003 and 2002, and for each of the years in the three-year  period ended September 30, 2003, have been incorporated by reference herein  in  reliance  upon the  report  of KPMG  LLP,  independent  accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                       32

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              Item 14. Other Expenses of Issuance and Distribution

     The following is an itemized  statement of estimated expenses to be paid by the Registrant in connection with the issuance and sale of the securities  being registered.

     Securities and Exchange Commission registration fee.......... $  586
     Accounting fees and expenses.................................   4,500*
     Printing fees................................................    -0-
     Legal fees and expenses......................................   5,000*
     Transfer agent, registrar and trustee fees...................    -0-
     Miscellaneous................................................   5,000*
                                                                   ----------
            Total................................................. $ 15,086*
                                                                   ==========

     *Estimated

               Item 15. Indemnification of Directors and Officers

     Monmouth Real Estate Investment Corporation (the "Company") is organized in the State of Maryland.  The Maryland General  Corporation Law ("MGCL") permits a corporation to include in its charter a provision  limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability  resulting from (i) actual receipt of an improper  personal benefit or profit in money,  property or services or (ii) active and  deliberate dishonesty  established  by a final  judgment as being  material to the cause of action.

     The MGCL  requires  a  corporation  to  indemnify  its  present  and former directors or officers who have been successful,  on the merits or otherwise,  in the defense of any  proceeding  to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former  directors and officers in connection with any proceeding to which  they may be made a party by reason of their  service in those or other capacities  unless  it is  established  that  (i)  the  act or  omission  of the indemnified  party was material to the matter giving rise to the  proceeding and
(a) was  committed  in bad faith or (b) was the result of active and  deliberate dishonesty,  (ii) the indemnified  party actually  received an improper personal benefit in money,  property  or  services  or (iii) in the case of any  criminal proceeding,  the indemnified  party had reasonable cause to believe that the act or omission was unlawful.

     The indemnification may be against judgments, penalties, fines, settlements and  reasonable  expenses  actually  incurred  by the  director  or  officer  in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Maryland corporation,  indemnification may not be made in respect of any  proceeding in which the director or officer has been adjudged to be liable to the corporation.

                                      II-1

     In  addition,  a director or officer of a Maryland  corporation  may not be indemnified with respect to any proceeding charging improper personal benefit to the  director or officer in which the  director  or officer  was  adjudged to be liable  on  the  basis  that  personal  benefit  was  improperly  received.  The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment  creates a rebuttal  presumption  that the  director or officer did not meet the  requisite standard of conduct required for permitted  indemnification.  The termination of any  proceeding by judgment,  order or  settlement,  however,  does not create a presumption that the director or officer did not meet the requisite  standard of conduct for permitted indemnification.

     As a condition  to  advancing  expenses  to a director  who is a party to a proceeding, the MGCL requires the Company to obtain (a) a written affirmation by the  director or officer of his or her good faith  belief that he or she has met the standard of conduct necessary for  indemnification  by the Company and (b) a written  statement  by or on his or her  behalf  to  repay  the  amount  paid or reimbursed  by the Company if it is ultimately  determined  that the standard of conduct was not met.

     The  Company's  Articles of  Incorporation  provide  that the Company  must indemnify  its directors  and  officers,  whether  serving the Company or at its request any other entity,  to the full extent  required or permitted by Maryland law,  including  the advance of expenses  under the  procedures  and to the full extent  permitted  by law. The  Company's  Articles of  Incorporation  contain a provision which limits a director's or officer's  liability for monetary damages to the Company or its stockholders.

     The Company has entered into Indemnification  Agreements with its directors and certain  officers  which  generally  provide that the Company is required to indemnify  any  director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened,  pending or completed action,  suit or  proceeding  in which  such  director  or  officer  may be or may  have  been involved,  as a party or  otherwise,  by reason of the fact that the director or officer  was  acting in his or her  capacity  as a  director  or  officer of the
Company;  or (ii) any inquiry,  hearing or  investigation  that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

                               Item 16. Exhibits.

Exhibit        Description of Exhibit
Number         Filed herewith:
-------        --------------

(4.1)          Articles  of  Incorporation  of Monmouth  Real Estate  Investment
               Corporation   (incorporated  by  reference  from  Appendix  B  of
               Monmouth Real Estate  Investment  Corporation's  Definitive Proxy
               Statement, filed with the SEC on April 7, 2003).

(4.2)          Bylaws   of   Monmouth   Real   Estate   Investment   Corporation
               (incorporated  by  reference  from  Appendix C of  Monmouth  Real
               Estate Investment

                                      II-2

               Corporation's  Definitive Proxy Statement,  filed with the SEC on
               April 7, 2003).

(5)            Opinion of Eugene W. Landy.

(8)            Opinion of Blackwell Sanders Peper Martin LLP.

(23.1)         Consent of Eugene W. Landy (included in Exhibit 5).

(23.2)         Consent of Blackwell Sanders Peper Martin LLP (included in
               Exhibit 8).

(23.3)         Consent of KPMG LLP.

(24)           Power of Attorney.

                             Item 17. Undertakings.

     The Registrant hereby undertakes:

     1.  To file, during any period in which  offers or sales are being made,  a post-effective amendment to this registration statement:

          (i) To include  any  prospectus  required  by Section  10(a)(3)of  the
     Securities Act of 1933.

          (ii) To reflect in the  prospectus  any facts or events  arising after the  effective  date of the  registration  statement  (or the  most  recent post-effective amendment thereto) which,  individually or in the aggregate, represent  a  fundamental  change  in  the  information  set  forth  in the registration statement;

          (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the registration  statement or any
     material  change  to  such  information  in  the  registration   statement,
     including  (but not  limited  to) any  addition  or  deletion of a managing underwriter;

          Provided, however, that paragraphs 1(i) and (1)(ii) of this section do not apply if the  registration  statement is on Form S-3,  Form S-8 or Form
     F-3,  and the  information  required  to be  included  in a  post-effective amendment by those  paragraphs is contained in periodic  reports filed with or furnished to the Commission by the Registrant  pursuant to section 13 or section 15(d) of the Securities  Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2.  That, for the purpose of determining any liability under the Securities
Act of 1933,  each  such  post-effective  amendment  shall be deemed to be a new registration  statement

                                      II-3

relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.  To remove from registration by means of a post-effective  amendment any of the securities being registered which remain unsold at the termination of the offering.

     4.  The undersigned  Registrant  hereby  undertakes  that,  for purposes of determining  liability  under the  Securities  Act of 1933,  each  filing of the registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the
Securities  Exchange  Act of  1934  that is  incorporated  by  reference  in the registration  statement  shall  be  deemed  to be a new  registration  statement relating to the securities offered therein,  and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

     5.  Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors,  officers and controlling  persons of
the  registrant  pursuant  to  the  foregoing  provisions,   or  otherwise,  the
registrant  has been advised that in the opinion of the  Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such  liabilities  (other than the payment by the registrant of expenses incurred or paid by a director,  officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            [The remainder of this page is intentionally left blank.]

                                      II-4

                                   Signatures

     Pursuant to the  requirements of the Securities Act of 1933, the Registrant certifies  that it has  reasonable  grounds  to  believe  that it meets  all the requirements  for  filing  on Form S-3 and has  duly  caused  this  Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the Township of Freehold, State of New Jersey on the 12th day of
March, 2004:

                                Monmouth Real Estate Investment Corporation

                                By:  /s/ Eugene W. Landy
                                    --------------------------------

                                    Printed Name:  Eugene W. Landy
                                    Title: Chairman of the Board and President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities indicated on this 12th day of March, 2004.

      /s/ Eugene W. Landy                      /s/ Matthew I. Hirsch
---------------------------------------  ---------------------------------------
          Eugene W. Landy                          Matthew I. Hirsch
       Chairman of the Board,                           Director
       President and Director
   (Principal Executive Officer)

    /s/ Cynthia J. Morgenstern                /s/ Charles P. Kaempffer
---------------------------------------  ---------------------------------------
        Cynthia J. Morgenstern                    Charles P. Kaempffer
 Executive Vice President and Director                  Director

     /s/ Ernest V. Bencivenga                   /s/ Samual A. Landy
---------------------------------------  ---------------------------------------
         Ernest V. Bencivenga                       Samuel A. Landy
        Treasurer and Director                          Director

         /s/ Anna T. Chew                       /s/ John R. Sampson
---------------------------------------  ---------------------------------------
             Anna T. Chew                           John R. Sampson
  Chief Financial Officer and Director                  Director
(Principal Financial and Accounting Officer)

      /s/ Daniel D. Cronheim                    /s/ Peter J. Weidhorn
---------------------------------------  ---------------------------------------
          Daniel D. Cronheim                        Peter J. Weidhorn
               Director                                 Director

                                                /s/ Stephen B. Wolgin
                                         ---------------------------------------
                                                    Stephen B. Wolgin
                                                        Director

                                Index to Exhibits

Exhibit        Description of Exhibit
Number         Filed herewith:
------         --------------

(4.1)          Articles  of  Incorporation  of Monmouth  Real Estate  Investment
               Corporation   (incorporated  by  reference  from  Appendix  B  of
               Monmouth Real Estate  Investment  Corporation's  Definitive Proxy
               Statement, filed with the SEC on April 7, 2003).

(4.2)          Bylaws   of   Monmouth   Real   Estate   Investment   Corporation
               (incorporated  by  reference  from  Appendix C of  Monmouth  Real
               Estate Investment Corporation's Definitive Proxy Statement, filed with the SEC on April 7, 2003).

(5)            Opinion of Eugene W. Landy.

(8)            Opinion of Blackwell Sanders Peper Martin LLP.

(23.1)         Consent of Eugene W. Landy (included in Exhibit 5).

(23.2)         Consent  of  Blackwell  Sanders  Peper  Martin LLP  (included  in
               Exhibit 8).

(23.3)         Consent of KPMG LLP.

(24)           Power of Attorney.